Exhibit (a)(5)(ii)

The following are images taken from the website www.PetroteqOffer.com (publicly available as of October 25, 2021), which provides information relating to the tender offer that 2869889 Ontario Inc., an indirect, wholly-owned subsidiary of Viston United Swiss AG, has made for all of the issued and outstanding common shares of Petroteq Energy Inc.

PETROTEQ
Offer

Benefits Documents News Tender

Get C$0.74 in Cash for Each Petroteq Share. Deadline to Tender Shares is 5:00 p.m. ET on February 7, 2022

Viston United Swiss AG ("Viston") and its indirect, wholly-owned subsidiary, 2869889 Ontario Inc. (the "Offeror"), has commenced a formal offer (the "Offer") to acquire all of the issued and outstanding common shares (the "Common Shares") of Petroteq Energy Inc. ("Petroteq"). Under the terms of the Offer, the Shareholders will receive C$0.74 in cash for each Common Share.

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Contact our team to begin the process of tendering your shares or to learn more about the Offer.

Full Name *

Email *

Are you tendering your shares?

- Yes, I already tendered mine
- Yes, I plan to tender
- No, I need more information

SUBMIT

Benefits of the Offer

Significant premium to market price

- **279%** over the closing price of C$0.195 per Common Share on the TSX-V on August 6, 2021 (the last trading day prior to the OSC's cease trade order)
- **1,032%** over the TSX-V volume-weighted average price of $0.065 per Common Share for the 52 weeks preceding April 15, 2021 (the last trading day prior to the publication of the voluntary purchase offer in Germany)

Liquidity and certainty of value

- **100%** cash consideration for the Common Shares
- Provides certainty and immediate liquidity
- Backdrop of volatile markets and poor performance of Petroteq shares

The status quo would leave Shareholders with considerable risk

- If the Offer is not successful, the Offeror believes the price of the Common Shares will decline to significantly lower levels
- Petroteq has never been profitable, has limited cash to fund capital projects, significant debt obligations and is at risk

Offer removes project execution and development risk

- The Offeror believes the Offer provides Shareholders with value inherent in Petroteq's portfolio of projects, including the oil extraction plant
- The premium offered removes the long-term risks associated with the development and execution of those projects

Significant shareholder value destruction by current board and management team

- Current leadership team has been unable to grow earnings or achieve profitability
- Accumulated losses of US$97 million since inception, a working capital deficit of US$13 million and nearly US$20 million of total debt
- There is a continued risk of significant dilution to Shareholders. As of May 31, 2021, outstanding options, warrants and convertible debentures were exercisable/convertible into a total of 207,360,625 Common Shares, and Petroteq has disclosed its intention to continue such issuances
- Petroteq has disclosed an intention to finance operations through the issuance of additional equity
- The Offeror believes this situation is a direct result of several poor strategic capital allocation decisions

Offer Documents

Offer to Purchase and Circular (English)

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Letter of Transmittal (English)

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Notice of Guaranteed Delivery (English)

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Offer to Purchase and Circular (French)

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Letter of Transmittal (French)

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Notice of Guaranteed Delivery (French)

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Press Releases

Viston United Swiss AG Commences All-Cash Offer to Acquire Petroteq Energy Inc.

Viston United Swiss AG ("Viston") and its indirect, wholly-owned subsidiary, 2869889 Ontario Inc. (the "Offeror") today announced that the Offeror has commenced a formal offer (the "Offer") to acquire all of the issued and outstanding common shares (the "Common Shares") of Petroteq Energy Inc. ("Petroteq") (TSX-V:PQE; OTC:PQEFF; FSE:PQCF). All financial information in this news release is presented Canadian dollars.

Tender Today

It's Quick & Easy

Petroteq shareholders who hold Common Shares through a broker or intermediary should promptly contact them directly and provide their instructions to tender to the Offer, including any U.S. dollar currency election.

Taking no action and not accepting the Offer comes with significant risks of shareholder dilution and constrained share prices. The deadline to tender shares is 5:00p.m. ET on February 7, 2022.

If you have any questions, please contact the depositary and information agent for the Offer:

Kingsdale Advisors
North America toll-free: 1-866-581-1024
Outside North America: 1-416-867-2272
Email: contactus@kingsdaleadvisors.com

Tender Your Shares

Full Name *

Email *

Are you tendering your shares?

- ○ Yes, I already tendered mine
- ○ Yes, I plan to tender
- ○ No, I need more information

SUBMIT

PETROTEQ
Offer